EXHIBIT 1


                                 FIRST AMENDMENT


         FIRST AMENDMENT, dated as of September 2, 1998 to the Amended and Restated Rights Agreement between Mallinckrodt Inc. (formerly Mallinckrodt Group Inc.), a New York corporation (the "Company"), and The First National Bank of Chicago (the "Rights Agent"), dated as of February 19, 1996 (the "Rights Agreement").


                                W I T N E S E T H

         WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

         NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

         1. Title and Heading. The title and heading of the Rights Agreement as it appears on page 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

     "This Amended and Restated Rights Agreement between Mallinckrodt Inc. (formerly Mallinckrodt Group Inc.), a New York corporation (the "Company") and The First National Bank of Chicago (the "Rights Agent"), dated as of February 19, 1996, and as further amended on September 2, 1998."

         2. Amendment to Section 1. Subparagraph (a) in Section 1 of the Rights Agreement is hereby amended by adding the word "(A)" between the words "include" and "any" in the proviso thereof and by adding at the beginning of clause (iii) of such subparagraph (a) the following:

     "who shall become the Beneficial Owner of 20% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly divests or enters into an irrevocable commitment to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 20% or more of the outstanding shares of Common Stock and (B)"

         3. Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended by adding a new sub-paragraph (c) at the end thereof as follows:

     "(c) It is understood that the Independent Directors Committee (as defined below) of the Board of Directors of the Company shall review and evaluate this Rights Agreement in order to consider whether the maintenance of this Rights Agreement continues to be in the interests of the Company, its shareholders and any other relevant constituencies of the Company, at least every three years, or sooner than that if any Person shall have made a proposal to the Company, or taken any such other action, that, if effective, could cause such Person to become an Acquiring Person hereunder, if a majority of the members of the Independent Directors Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances. Following each such review, the Independent




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     Directors  Committee will  communicate its conclusions to the full Board of
     Directors, including any recommendation in light thereof as to whether this Rights Agreement should be modified or the Rights should be redeemed. The Independent Directors Committee shall be comprised of the Directors of the
     Company  who  shall  have  been   determined  to  be   independent  by  the
     determination by the Corporate Governance Committee of the Board, in accordance with criteria adopted by it."



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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                                     MALLINCKRODT INC.


By /s/ Joseph A. Wuestner                   By /s/ Roger A. Keller
  ----------------------------                --------------------------------
  Name:  Joseph A. Wuestner                   Name:  Roger A. Keller
  Title: Assistant Secretary                  Title: Vice-President, Secretary
                                                     & General Counsel


Attest:                                     THE FIRST NATIONAL BANK
                                            OF CHICAGO


By /s/ Tammie Marshall                      By /s/ Anita L. Fletcher
  ----------------------------                --------------------------------
  Name:  Tammie Marshall                      Name:  Anita L. Fletcher
  Title: Account Officer                      Title: Assistant Vice President